UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2015

Recro Pharma, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-36329	26-1523233
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

490 Lapp Road, Malvern, Pennsylvania	19355
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 395-2470

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On July 1, 2015, Recro Pharma, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Investors”), pursuant to which the Company agreed to issue and sell to the Investors in a private placement (the “Private Placement”) an aggregate of 1,379,311 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at a price per share of $11.60, for gross proceeds of approximately $16 million. The Private Placement closed on July 7, 2015. The Company retained Jefferies LLC as the lead placement agent and Janney Montgomery Scott LLC, Brean Capital, LLC and MLV & Co. as co-placement agents for the Private Placement and agreed to pay the placement agents a fee equal to 6.0% of the aggregate gross proceeds from the Private Placement, plus reimbursement of certain expenses. The Company intends to use the net proceeds from the Private Placement to further fund the clinical development of the Company’s product candidates and for general corporate purposes. The Purchase Agreement requires the Company to file a registration statement with the Securities and Exchange Commission (the “Commission”) to register the resale of the Shares within 45 days of the closing of the Private Placement.

The representations, warranties and covenants contained in the Purchase Agreement were made solely for the benefit of the parties to the Purchase Agreement and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Purchase Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Purchase Agreement, and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the Commission.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

Pursuant to the Private Placement described in Item 1.01 of this Current Report on Form 8-K, which description is incorporated by reference into this Item 3.02 in its entirety, on July 7, 2015, the Company sold the Shares to “accredited investors,” as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), and in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act. Each of the Investors represented that it was acquiring the Shares for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. Accordingly, the Shares have not been registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

Neither this Current Report on Form 8-K nor any exhibit attached hereto is an offer to sell or the solicitation of an offer to buy shares of Common Stock or other securities of the Company.

Item 8.01.	Other Events.

On July 1, 2015, the Company issued a press release announcing the Private Placement and the entry into the Purchase Agreement. On July 7, 2015, the Company issued a press release announcing the closing of the Private Placement. Copies of such press releases are attached to this Current Report on Form 8-K as Exhibits 99.1 and 99.2, respectively.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed herewith:

10.1	Form of Securities Purchase Agreement, dated July 1, 2015, by and among Recro Pharma, Inc. and the purchasers party thereto.

99.1	Press release dated July 1, 2015.

99.2	Press release dated July 7, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Recro Pharma, Inc.

By:	/s/ Gerri A. Henwood
	Name:	Gerri A. Henwood
	Title:	Chief Executive Officer

Date: July 8, 2015

EXHIBIT INDEX

Exhibit No.	Document

10.1	Form of Securities Purchase Agreement, dated July 1, 2015, by and among Recro Pharma, Inc. and the purchasers party thereto.

99.1	Press release dated July 1, 2015.

99.2	Press release dated July 7, 2015.